SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                   JULY 17, 2006
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 25 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 7,846,500 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 7,846,500 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,846,500 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         8.96%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 25 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 7,846,500 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 7,846,500 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,846,500 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         8.96%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 25 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 404,130 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 404,130 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         404,130 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.46%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 25 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 404,130 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 404,130 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         404,130 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.46%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 25 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 8,250,630 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 8,250,630 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,250,630 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.42%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 7,846,500 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 404,130 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 25 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            8,250,630 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 8,250,630 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,250,630 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.42%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 25 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            8,250,630 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 8,250,630 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,250,630 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.42%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 25 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            8,250,630 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 8,250,630 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,250,630 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.42%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 9 of 25 Pages

         This Amendment No. 2 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 22, 2005 and as amended on May 10, 2006. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used therein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $352,404,764
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $16,946,284
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable                        Not Applicable
WEO                            Not Applicable                        Not Applicable
WJP                            Not Applicable                        Not Applicable

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 87,604,773 total outstanding shares of Class A common stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on May 10, 2006.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 7,846,500 Shares, which constitutes approximately 8.96% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,846,500 Shares, which constitutes approximately 8.96% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 404,130 Shares, which constitutes approximately
0.46% of the outstanding Shares.

                                                             Page 10 of 25 Pages

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 404,130 Shares, which constitutes approximately 0.46% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 8,250,630
Shares in the aggregate, which constitutes approximately 9.42% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 8,250,630 Shares, which constitutes approximately 9.42% of the outstanding Shares.

         WEO

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 8,250,630 Shares, which constitutes approximately 9.42% of the outstanding Shares.

         WJP

         Because of his position as a control person of SPO Advisory Corp., WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 8,250,630 Shares, which constitutes approximately 9.42% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,846,500 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,846,500
Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 404,130 Shares.

                                                             Page 11 of 25 Pages

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 404,130 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 8,250,630 Shares in the aggregate.

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 8,250,630 Shares held by SPO and SFP in the aggregate.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 8,250,630 Shares held by SPO and SFP in the aggregate.

         WJP

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 8,250,630 Shares held by SPO and SFP in the aggregate.

         (c) Within the past 60 days of the date of this statement, Reporting Persons purchased Shares in open market transactions on the Nasdaq National Market as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

                                                             Page 12 of 25 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated July 19, 2006                         By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been
                                           previously filed with the
                                           Securities and Exchange
                                           Commission.

                                                                                          Page 13 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            5/30/2006         Buy          4,402         54.7246    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,693         54.7259    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          2,950         54.72745   Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          4,158         54.72753   Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          19,948        54.7300    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          5,000         54.7304    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          4,287         54.7367    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          50,000        54.7435    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          4,984         54.7445    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          29,179        54.7500    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,362         54.7551    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          600           54.7567    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          230           54.7587    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          3,443         54.7591    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,507         54.7600    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,681         54.7686    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,273         54.7700    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,943         54.7704    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          2,649         54.7706    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          5,000         54.7724    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,340         54.7900    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,028         54.7915    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,455         54.7938    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          4,300         54.7963    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          508           54.7987    Open Market/Broker

                                                                                          Page 14 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            5/30/2006         Buy          630           54.7994    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          4,980         54.8000    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          2,644         54.8030    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          4,704         54.8055    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          2,645         54.8096    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          4,102         54.8098    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,885         54.8188    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,154         54.8222    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          5,000         54.8246    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          1,290         54.8255    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          78            54.8300    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          3,287         54.8397    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          4,410         54.8486    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          3,316         54.8496    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          45,185        54.8500    Open Market/Broker

SPO Partners II, L.P.            5/30/2006         Buy          4,770         54.8548    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          1,300         54.6500    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          98            54.6700    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          200           54.7000    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          900           54.7100    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          400           54.7300    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          1,302         54.7400    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          1,500         54.7500    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          1,100         54.7600    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          303           54.7700    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          100           54.7760    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          700           54.7800    Open Market/Broker

                                                                                          Page 15 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            5/31/2006         Buy          1,400         54.7900    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          100           54.7969    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          32,297        54.8000    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          100           54.8033    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          1,500         54.8200    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          400           54.8300    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          900           54.8500    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          800           54.8600    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          576           54.8700    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          300           54.8800    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          100           54.8804    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          1,800         54.8900    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          624           54.9000    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          700           54.9100    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          200           54.9200    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          200           54.9400    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          500           54.9700    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          1,000         54.9800    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          100           54.9900    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          1,100         55.0000    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          500           55.0200    Open Market/Broker

SPO Partners II, L.P.            5/31/2006         Buy          1,900         55.0500    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         50.3455    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          10,000        50.3567    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         50.3688    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          7,500         50.3811    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         50.4912    Open Market/Broker

                                                                                          Page 16 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            6/13/2006         Buy          7,500         50.5611    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          7,000         50.6110    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         50.6226    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,500         50.6926    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          7,500         50.6945    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         50.7000    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         50.7465    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         50.8536    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          7,000         50.8678    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,500         50.9137    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          7,500         50.9652    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         51.2015    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          20,000        51.2079    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         51.2211    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          15,000        51.2386    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          10,000        51.2500    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         51.2955    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         51.4700    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         51.4800    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         51.4900    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         51.6000    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          40,000        51.6900    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          10,000        51.7391    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         51.7700    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          75,000        51.7900    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          5,000         51.8800    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          25,000        51.9000    Open Market/Broker

                                                                                          Page 17 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            6/13/2006         Buy          10,000        51.9100    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          15,000        51.9300    Open Market/Broker

SPO Partners II, L.P.            6/13/2006         Buy          10,000        51.9400    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          6,592         50.6000    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          100           50.6100    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          500           50.6180    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          14            50.6200    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          800           50.6262    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          200           50.6300    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          3,488         50.6400    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          10,105        50.6500    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          400           50.6525    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          1,300         50.6600    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          400           50.6650    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          2,700         50.6700    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          500           50.6740    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          300           50.6767    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          2,383         50.6800    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          200           50.6850    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          1,300         50.6900    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          300           50.6933    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          2,518         50.7000    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          1,500         50.7100    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          300           50.7133    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          900           50.7200    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          700           50.7243    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          200           50.7250    Open Market/Broker

                                                                                          Page 18 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            7/17/2006         Buy          2,000         50.7400    Open Market/Broker

SPO Partners II, L.P.            7/17/2006         Buy          300           50.7500    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,214         50.1025    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.1200    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,000         50.1400    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,000         50.1530    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.1867    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.1871    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.2140    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.2200    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.2350    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.2386    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.2480    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.2600    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,100         50.2791    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          100           50.2800    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.2933    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.2975    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          900           50.3000    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.3071    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          447           50.3100    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.3167    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.3175    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,000         50.3200    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,000         50.3240    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,206         50.3300    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.3333    Open Market/Broker

                                                                                          Page 19 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            7/18/2006         Buy          100           50.3357    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.3400    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.3440    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.3467    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          2,303         50.3483    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          6,032         50.3500    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.3517    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.3584    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,200         50.3600    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,700         50.3616    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,800         50.3700    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.3714    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.3740    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.3750    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          100           50.3766    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.3775    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          5,577         50.3800    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          800           50.3850    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.3860    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          6,567         50.3900    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.3933    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.3943    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.3950    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.3957    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          827           50.3960    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,200         50.3975    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          3,441         50.4000    Open Market/Broker

                                                                                          Page 20 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            7/18/2006         Buy          200           50.4050    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          4,835         50.4100    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          800           50.4125    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,603         50.4200    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.4287    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          2,600         50.4300    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.4350    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          4,896         50.4400    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.4401    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.4425    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.4450    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.4467    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          3,204         50.4500    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.4567    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          10,008        50.4600    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.4617    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.4650    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          2,782         50.4700    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.4720    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.4740    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.4750    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          7,518         50.4800    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.4850    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.4860    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.4867    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          12,849        50.4900    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.4925    Open Market/Broker

                                                                                          Page 21 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            7/18/2006         Buy          900           50.4933    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.4950    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          800           50.4952    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.4967    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          100           50.4970    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.4975    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.4980    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          77,812        50.5000    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,000         50.5020    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.5025    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.5060    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.5067    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.5081    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          19,972        50.5100    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.5114    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.5150    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          900           50.5167    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.5175    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,800         50.5178    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,000         50.5180    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          25,979        50.5200    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.5225    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.5233    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,700         50.5234    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.5250    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.5267    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          12,713        50.5300    Open Market/Broker

                                                                                          Page 22 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            7/18/2006         Buy          500           50.5320    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.5333    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          400           50.5350    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.5371    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.5386    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,200         50.5390    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          13,334        50.5400    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.5414    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          52,442        50.5500    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,800         50.5502    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,200         50.5550    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.5567    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.5575    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          4,000         50.5600    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.5633    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,700         50.5653    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.5680    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          8,690         50.5700    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          4,500         50.5800    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          900           50.5844    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,303         50.5900    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          649           50.5903    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          8,588         50.6000    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,500         50.6020    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          3,000         50.6030    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.6050    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.6100    Open Market/Broker

                                                                                          Page 23 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            7/18/2006         Buy          400           50.6140    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.6200    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.6267    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          96            50.6300    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,451         50.6400    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          3,400         50.6500    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,500         50.6600    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,104         50.6700    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,100         50.6800    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.6900    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.6933    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          4,715         50.7000    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          2,203         50.7100    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.7200    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          664           50.7300    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.7333    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          576           50.7400    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.7500    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.7600    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          700           50.7657    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          600           50.7667    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.7700    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          500           50.7760    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          100           50.7800    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.7905    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.8033    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.8171    Open Market/Broker

                                                                                          Page 24 of 25 Pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                   DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON           TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------      -----------       ----      ---------      ---------    --------------------
SPO Partners II, L.P.            7/18/2006         Buy          400           50.8550    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          100           50.8600    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           50.8900    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.9148    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          100           50.9400    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          300           50.9500    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          1,000         50.9530    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          900           51.0000    Open Market/Broker

SPO Partners II, L.P.            7/18/2006         Buy          200           51.0250    Open Market/Broker

                                                            Page 25 of 25 Pages


                                                   EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION                   PAGE NO.
-------    --------------------                   --------
A          Agreement Pursuant to Rule 13d-1 (k)      1